Exhibit (a)(1)(iv)

OFFER TO REPURCHASE

up to 4,085,947 of the Issued and Outstanding Common Shares of Beneficial Interest
of
Claymore Dividend & Income Fund
at
99.5% of Net Asset Value Per Common Share
By
Claymore Dividend & Income Fund

in Exchange for Portfolio Securities of Claymore Dividend & Income Fund

THE OFFER TO REPURCHASE WILL EXPIRE AT 11:59 P.M., EASTERN TIME,
ON JANUARY 4, 2010, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE DATED DECEMBER 1, 2009 AND IN THE LETTER OF TRANSMITTAL DATED DECEMBER 1, 2009.

December 1, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the materials listed below relating to the offer of Claymore Dividend & Income Fund, a non-diversified, closed-end management investment company organized as a statutory trust under the laws of the state of Delaware (the “Fund”), to repurchase up to 4,085,947 (approximately 45%) of its issued and outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). As of November 24, 2009, 9,079,884 Common Shares were outstanding. The offer is to repurchase Common Shares in exchange for a pro rata portion of the securities (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the “1933 Act”), (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction) held in the Fund’s investment portfolio (the “Portfolio Securities”), subject to adjustment for fractional shares of Portfolio Securities and odd lots of Portfolio Securities below minimum trading thresholds, at a price equal to 99.5% of the net asset value per Common Share determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), the principal market in which the Common Shares are traded, on the business day immediately following the day the offer expires (the “Repurchase Pricing Date”). The offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We are asking you to contact your clients for whom you hold Common Shares registered in your name (or in the name of your nominee) or who hold Common Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. We will not pay any fees or commissions to any broker, dealer or other person (other than BNY Mellon Shareowner Services, as depositary (the “Depositary), or as information agent (the “Information Agent”)) for soliciting tenders of Common Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. BACKUP WITHHOLDING AT A 28% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 14, “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” OF THE OFFER TO REPURCHASE AND INSTRUCTION 12, “BACKUP WITHHOLDING,” OF THE LETTER OF TRANSMITTAL.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Repurchase, dated December 1, 2009;
2.	The Letter of Transmittal for your use and to be provided to your clients;
3.	Notice of Guaranteed Delivery;
4.	Form of letter to clients that may be sent to your clients for whose accounts you hold Common Shares registered in your name (or in the name of your nominee); and
5.	Return envelope addressed to the Depositary.

The Offer is not being made to, nor will the Fund accept tender of Common Shares from, or on behalf of, owners of Common Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction.

As described in the Offer to Repurchase under Section 4, “Procedures for Tendering Common Shares for Repurchase,” tenders may be made without the concurrent deposit of stock certificates if: (a) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (b) certificates for Common Shares (or a confirmation of a book-entry transfer of such Common Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal, are received by the Depositary prior to 5:00 p.m., Eastern time, on the third NYSE trading day after the date of receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

AS DESCRIBED IN THE OFFER, YOU WILL BE REQUIRED TO SET UP “RECEIVE FREE” INSTRUCTIONS TO ACCEPT FOR DEPOSIT THE DISTRIBUTION OF THE PORTFOLIO SECURITIES.

AS DESCRIBED IN THE OFFER, THE FUND WILL, IF THE OFFER IS COMPLETED, REPURCHASE ALL COMMON SHARES FROM SHAREHOLDERS WHO OWN BENEFICIALLY OR OF RECORD AN AGGREGATE OF NOT MORE THAN 99 COMMON SHARES AND PROPERLY TENDER ALL OF THEIR COMMON SHARES. IF SUCH A TENDER IS MADE BY A BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE FOR BENEFICIAL OWNER(S) OF COMMON SHARES WITH RESPECT TO WHICH IT IS THE RECORD HOLDER, SUCH BROKER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST REPRESENT AND WARRANT IN THE LETTER OF TRANSMITTAL THAT IT BELIEVES, BASED UPON REPRESENTATIONS MADE TO IT BY SUCH BENEFICIAL OWNER(S), THAT EACH SUCH PERSON OWNS NOT MORE THAN 99 COMMON  SHARES AND IS TENDERING ALL OF SUCH SHARES.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY COMMON SHARES.

For additional information or copies of the enclosed material, please contact The Information Agent at (800) 777-3674.

Very truly yours,

Claymore Dividend & Income Fund

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CAUSE YOU OR ANY OTHER PERSON TO BE THE AGENT OF CLAYMORE DIVIDEND & INCOME FUND, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.